Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-141009 and 333-132530 on Form S-3 and Registration Statement Nos. 333-195757, 333-122637, and 333-224451 on Form S-8 of our reports dated March 12, 2020, relating to the financial statements of ARC Document Solutions, Inc. and subsidiaries, and the effectiveness of ARC Document Solutions, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of ARC Document Solutions, Inc. for the year ended December 31, 2019.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 12, 2020